Exhibit 99.1

InspireMD Announces Planned Leadership Transition

Life sciences industry veteran Marvin Slosman appointed Chief Executive Officer

Appointment adds significant medical technology commercialization experience to the InspireMD team

Tel Aviv, Israel — December 10, 2019 – InspireMD, Inc. (NYSE American: NSPR), the developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by carotid artery disease (CAD), today announced that James Barry, Ph.D. is stepping down as President and Chief Executive Officer to pursue other opportunities. The company’s Board of Directors has appointed life sciences industry veteran Marvin Slosman as new Chief Executive Officer, effective January 1, 2020. Mr. Slosman will also replace Dr. Barry on the company’s Board of Directors.

“Together with my fellow Board members, I would like to welcome Marvin to the InspireMD team and look forward to his leadership and guidance as the company enters it’s next phase of growth,” said Paul Stuka, InspireMD’s Chairman of the Board of Directors. “We believe Marvin is a proven leader with significant medical technology experience and is the perfect fit to further advance development of CGuard™ EPS through development in the U.S. while continuing to expand our commercial presence abroad.”

“We made many important advancements in the business as well as the ongoing development and commercialization of CGuard™ during Jim’s tenure. I would like to thank him for his tireless work and many contributions to get us to this point and wish him the best as he begins the next chapter in his professional career,” Mr. Stuka concluded.

“Throughout my career in medical technology I have had the privilege of contributing to the development and commercialization of many life changing innovations, and I believe CGuard™ EPS fits well within this category,” said Mr. Slosman. “There exists a significant and growing body of clinical evidence demonstrating the superiority of CGuard™ relative to most other carotid artery disease treatment options, and we believe we have significant opportunity in front of us to greatly expand the availability of this technology to physicians and patients. We will continue to work vigorously toward this goal.”

“I would like to thank the Board for the opportunity to serve as Chief Executive Officer, as well as the entire InspireMD team, without whom we could not have achieved important corporate and clinical milestones,” said Dr. Barry. “I believe in the potential of CGuard™ EPS, which incorporates the company’s proprietary MicroNet technology, to help so many patients globally who suffer from carotid artery disease. We have established a solid foundation from which to drive future growth and success.”

Mr. Slosman joins InspireMD from Integra LifeSciences, a leading innovator in orthopedic extremity surgery, neurosurgery, and reconstructive and general surgery. At Integra he served as Business Consultant overseeing commercial strategy and market development for the Integra’s international business. Before that, he served as President of ITAMAR Medical, a developer of cardiovascular and sleep diagnostic technologies. Prior to ITAMAR, Mr. Slosman served as Chief Executive Officer of Ovalum, Ltd., a privately held medical device company focused on arterial conditions. Earlier in his career, Mr. Slosman served as Chief Executive Officer of Phormax Medical, Inc., Senior Executive Vice President and Chief Commercial Officer at Emerge Interactive in addition to senior commercial leadership positions at Johnson & Johnson, GE Healthcare and Baxter.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable stroke free long-term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS and NSPR.WSB.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com